Exhibit 3.1

The Companies Law - 1999

a Company Limited by Shares

Amended and Restated Articles of Association

of

MedyMatch Technology Ltd.

Preliminary

1.	DEFINITIONS.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article, unless inconsistent with the context:

Term	Definition

2015 SPA	The Series Seed Preferred Share Purchase Agreement dated as of July 28, 2015, by and among the Company and the investors party thereto;

2017 SPA	The Securities Purchase Agreement dated as of December 26, 2017, by and among the Company and the purchasers parties thereto.

2017 SPA Notes	The Secured Convertible Notes due December 29, 2018, issued pursuant to the 2017 SPA.

Alternate Director	Has the meaning given to it in Article 52.1;

Applicable Liquidation Event	Has the meaning given to it in Article 24.1;

Approval Threshold	Has the meaning given to it in Article 24.1;

Articles	These Amended and Restated Articles of Association as amended from time to time by a Shareholders’ resolution;

Auditors	The auditors of the Company;

Automatic Conversion	Has the meaning given to it in Article 72.2;

Board of Directors or the Board	The Board of Directors of the Company;

Called Shareholder	Has the meaning given to it in Article 24.1;

Cap Amount	Has the meaning given to it in Article 71.4;

Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed);

Committee of the Board of Directors	Has the meaning given to it in Article 44.1;

Company	MedyMatch Technology Ltd.

Companies Law	The Companies Law, 5759-1999 and all the regulations promulgated under it, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Companies Ordinance	The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Control	As defined in Section 1 of the Israeli Securities Law;

Conversion and Series A Preferred Subscription Agreement	The Conversion and Series A Preferred Subscription Agreement dated as of December 29, 2017, by and among the Company and the Lenders (as defined therein);

Conversion Price	Has the meaning given to it in Article 72.1;

Conversion Rights	Has the meaning given to it in Article 72;

Director(s)	The member(s) of the Board of Directors appointed in accordance with these Articles holding office at any given time;

Eligible Holder(s)	The Major Investors and the Founders;

Equity Securities	Any securities having voting rights in respect of the election of members of the Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing;

Exigent	Exigent Management Ltd., an Israeli limieted liability private company, and/or any of its Permitted Transferees;

Exigent Director	Has the meaning given to it in Article 45.1.4;

Extraordinary General Meetings	Has the meaning given to it in Article 29;

Founder	Any of: (i) Netanel Peri; (ii) Evyatar Katz; (iii) Michael Rosenberg; (iv) Robert Mehler; (v) Jeremy Brody; and (vi) Dana Levanony, provided they are Shareholders of the Company at any given time;

General Manager	Has the meaning given to it in Article 42.1;

Investment Banking Agreement	The Investment Banking Agreement dated as of December 29, 2017, by and among the Company and the parties thereto;

IPO	The consummation of a firm commitment underwritten initial public offering of Ordinary Shares of the Company on an internationally recognized stock exchange or the listing thereof on NASDAQ;

Israeli Securities Law	Has the meaning given to it in Article 81.4;

Liquidation Event	(i) any voluntary or involuntary bankruptcy, liquidation, dissolution, or winding up of the Company; or (ii) a merger or consolidation or any other similar transaction of the Company, as a result of which the Shareholders immediately prior to such event do not own, immediately after such event, by virtue of their shareholdings in the Company immediately prior to such event, a majority of the shares of the surviving entity (which surviving entity may be the Company), or (iii) the sale, lease or other disposition of all or substantially all of the assets or shares of the Company on a consolidated basis with its subsidiaries (including by way of a grant of an exclusive license or lease to all or substantially all of the Company’s or any subsidiary’s intellectual property), or (iv) any other transaction or series of related transactions in which more than fifty percent (50%) of the issued and outstanding share capital of the Company is acquired by any person (other than an IPO); in each case other than a sale to a wholly owned subsidiary of the Company or a reorganization for the purpose of change of domicile that does not affect the percentage ownership interest of the Shareholders, or a transaction of issuance of less than fifty percent (50%) of the issued and outstanding share capital of the Company for bona fide equity financing purposes;

Litigation Expenses	Has the meaning given to it in Article 82.1.2;

Major Investor	Any Shareholder holding at least 5% of the outstanding share capital of the Company calculated on an as-converted basis together with its transferees or assignees;

month	Calendar month;

New Securities	Any shares of the Company, or securities convertible into or exercisable or exchangeable for any shares of any kind or class of shares of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase any such shares, but excluding: (i) securities issuable upon conversion or created upon reclassification of any Preferred Shares; (ii) issuances of securities or options to officers, employees, directors, consultants and advisors of the Company or any subsidiary pursuant to an employee option plan, approved by the Board of Directors or any securities issued pursuant to the exercise of such securities; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, options or warrants, outstanding as of the execution date of the Conversion and Series A Preferred Subscription Agreement; (iv) Preferred Series A Shares (as defined below) issued, pursuant to the Conversion and Series A Preferred Subscription Agreement, to the Lenders (as defined therein); (v) securities issued in connection with bank loans or secured debt financing provided by established lending institutions, issued by the Company as inducement to enter into such transaction with the Company, in each case approved by the Board of Directors; (vi) securities issued to a Strategic Investor, which issuance is approved by the Board of Directors; (vii) securities issued in the acquisition of another company approved by the Board of Directors; (viii) dividends payable in securities or distribution with respect to the Company’s issued and outstanding share capital; (ix) securities issued in connection with any share split, recapitalizations, reclassifications, subdivisions, combinations or the like; (x) securities issued pursuant to the 2017 SPA and the Notes; (xi) securities issued pursuant to the Investment Banking Agreement; or (xii) securities offered to the public pursuant to an IPO;

Offeror	Has the meaning given to it in Article 22.1;

Offered Shares	Has the meaning given to it in Article 22.1;

Office	The Registered Office of the Company at any given time;

Officer (‘Nose Misra’)	As defined in the Companies Law;

Ordinary Shares	Has the meaning given to it in Article 6.1;

Original Issue Price	(i) with respect to each Preferred Seed Share (as defined below), the amount in cash actually paid for such Preferred Seed Share, and (ii) with respect to each Preferred Series A Share, the applicable purchase price per share under the Conversion and Series A Preferred Subscription Agreement, in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares;

Options	Has the meaning given to it in Article 72.3.1;

Permitted Transferee	Has the meaning given to it in Article 20.2;

Preemptive Rights	Has the meaning given to it in Article 21;

Preemptive Rights Notice	Has the meaning given to it in Article 21.1;

Preference Seed Amount	Has the meaning given to it in Article 71.2;

Preference Series A Amount	Has the meaning given to it in Article 71.1;

Preferred Seed Shares	Has the meaning given to it in Article 6.1;

Preferred Series A Shares	Has the meaning given to it in Article 6.1;

Preferred Shares	Has the meaning given to it in Article 6.1;

Qualified IPO	An IPO which results in the Company realizing gross proceeds of a minimum of US$ 7,000,000 (exclusive of convertible loans, now existing or provided before such IPO, and the subsequent conversion of such loans in accordance with these Articles) at a pre-money valuation of the Company of at least US$ 50,000,000;

Reduced Price	Has the meaning given to it in Article 72.3.1;

Register of Shareholders	The Register of Shareholders of the Company administered in accordance with Section 127 of the Companies Law;

ROFR Election Period	Has the meaning given to it in Article 22.2;

RTP Law	The Israeli Restrictive Trade Practices Law, 5758-1988, as amended from time to time, and any regulations promulgated thereunder;

Selling Holder	Has the meaning given to it in Article 23.1;

Selling Shareholders	Has the meaning given to it in Article 24.1;

Shareholders	The shareholders of the Company, at any given time;

Shares	Has the meaning given to it in Article 6.1;

Strategic Investor	any company, or other legal entity: (i) whose business is related to, or that has a presence or a commercial interest (excluding any venture capital funds, private equity firms and other financial investors) in the Company’s principal field of business, and (ii) that the Board, in its reasonable good faith opinion, expects to materially contribute to the research and development, marketing or commercial abilities of the Company;

Transfer	Means any sale, assignment, transfer, pledge, charge, encumbrance, disposition, or grant in any way of any other rights to third parties, as and to the extent applicable;

Transferred Shares	Has the meaning given to it in Article 24.2.1;

Transfer Notice	Has the meaning given to it in Article 22.1;

in writing	Written, printed, photocopied, typed, sent via facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly; and

Year	Calendar year commencing on January 1st and ending on December 31st.

1.2.	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in its entirety and not to any part hereof; all references herein to “Articles”, “Sections” or “Clauses” shall be deemed references to articles, sections or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference in these Articles to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and reference to a “person” shall mean any of the foregoing or an individual.

1.3.	Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.	PRIVATE COMPANY.

The Company is a private company, and accordingly:

2.1.	the right to Transfer Shares is restricted in the manner hereinafter prescribed;

2.2.	the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided that where two or more persons hold one or more Shares in the Company jointly they shall, for the purpose of this Article, be treated as a single Shareholder; and

2.3.	any invitation to the public to subscribe for any Shares or debentures of the Company is prohibited.

Limited Liability

3.	The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of the par value of the Shares held by such Shareholder, subject to the provisions of the Companies Law.

Company’s Objectives

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.	The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

Share Capital

6.	SHARE CAPITAL.

6.1.	The share capital of the Company is NIS 100,000 (one hundred thousand New Israeli Shekels) divided into 435,488 Series A Preferred Shares, par value NIS 0.01 each (the “Preferred Series A Shares”), 121,581 Series Seed Preferred Shares, par value NIS 0.01 each (the “Preferred Seed Shares”, and together with the Preferred Series A Shares, the “Preferred Shares”), and 9,442,931 Ordinary Shares, par value of NIS 0.01 each (the “Ordinary Shares” and together with the Preferred Shares, the “Shares”).

6.2.	The rights attached to the Ordinary Shares shall be all the rights in the Company including, without limitation, the right to receive notices of Shareholders’ meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and stock dividends and to participate in distribution of surplus assets and funds in liquidation of the Company. The rights attached to the Preferred Series A Shares and/or the Preferred Seed Shares shall be all rights accruing to holders of Ordinary Shares in the Company and, in addition, the additional rights as set forth in these Articles.

6.3.	Subject to the provisions of these Articles (including Article 36) and the Companies Law, the rights attached to the Ordinary Shares shall not be varied, modified or abrogated in any way save with the approval of the holders of at least a majority of the Ordinary Shares then in issue.

6.4.	All Shares held by a Shareholder shall be aggregated together with those held by such Shareholder’s Permitted Transferees for the purpose of determining the availability of any rights under these Articles.

7.	INCREASE OF SHARE CAPITAL.

7.1.	Subject to the provisions of these Articles (including Article 36), the Company may, from time to time, by a Shareholders’ resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

8.	SPECIAL RIGHTS; MODIFICATIONS OF RIGHTS.

8.1.	Subject to the provisions of these Articles (including Article 37) and the Companies Law, the Company may, from time to time, provide for shares of the Company with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the resolution therefor.

8.2.	Subject to the provisions of these Articles (including Article 37) and the Companies Law, if at any time, the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company via a resolution passed at a separate General Meeting of the holders of the shares of such class.

8.3.	The provisions of these Articles relating to General Meetings shall apply, in the relevant changes, to any separate General Meeting of the holders of the shares of a particular class.

8.4.	Notwithstanding anything else herein to the contrary and subject to the provisions of these Articles, including Article 36, the increase of the authorized share capital, the creation of a new class of shares, the increase of the authorized share capital of a class of shares, or the issuance of shares of any class out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 8, to vary, modify or abrogate the rights attached to any class of shares, whether previously issued shares of such class or of any other class.

9.	CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL.

9.1.	The Company may, by Shareholders’ resolution and subject to the provisions of these Articles (including Article 36) and the Companies Law, from time to time:

9.1.1.	consolidate all or any of its issued or unissued share capital into shares of larger, equal to or smaller nominal value than its existing shares;

9.1.2.	divide its shares (issued or unissued) or any of them, into shares of smaller or the same nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

9.1.3.	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

9.1.4.	reduce its authorized share capital in any manner.

9.2.	With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

9.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger, equal or smaller nominal value;

9.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.4.	round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

9.2.5.	cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 9.2.5.

Shares

10.	ISSUANCE OF SHARE CERTIFICATES; REPLACEMENT OF LOST CERTIFICATES.

10.1.	Share certificates shall be issued under the stamp or printed name of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors. Each share certificate shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

10.2.	Each Shareholder shall be entitled to one numbered certificate for all the Shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such Shares. Each certificate shall specify the serial numbers of the Shares represented thereby and may also specify the amount paid up thereon.

10.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

10.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

11.	REGISTERED HOLDER.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

12.	ALLOTMENT OF SHARES.

12.1.	Subject to the provisions of these Articles (including Article 21), the Shares, other than the issued and outstanding Shares, shall be under the control of the Board of Directors, who shall have the power to allot Shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 14.6 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any Shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

12.2.	Section 290(a) of the Companies Law shall not apply to the Company.

13.	PAYMENT IN INSTALLMENTS.

If by the terms of allotment of any Share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the Share.

14.	CALLS ON SHARES.

14.1.	The Board of Directors may, from time to time make such calls, as it may think fit, upon Shareholders in respect of any sum unpaid in respect of Shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all Shares in respect of which such call was made.

14.2.	Notice of any call shall be given in writing to the Shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

14.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

14.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

14.5.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

14.6.	Upon the allotment of Shares, the Board of Directors may provide for differences among the allottees of such Shares as to the amount of calls and/or the times of payment thereof.

15.	PREPAYMENT.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his Shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

16.	FORFEITURE AND SURRENDER.

16.1.	If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the Shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

16.2.	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such Shares shall be ipso facto forfeited; provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

16.3.	Whenever Shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

16.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any Share.

16.5.	Any Shares forfeited or surrendered as provided herein shall become dormant Shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

16.6.	Any Shareholder whose Shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered Shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such Shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.5 above, unless such Shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of Shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all Shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

16.7.	The Board of Directors may at any time, before any Share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.7.

17.	LIEN.

17.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the Shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such Shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on Shares made by the Board of Directors, in respect of unpaid sum relating to Shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a Transfer of Shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such Shares immediately prior to such Transfer.

17.2.	The Board of Directors may cause the Company to sell any Shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his executors or administrators.

17.3.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the remainder (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

18.	SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN.

Upon any Transfer of Shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of Transfer of the Shares so Transferred and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such Shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such Shares, the validity of the Transfer shall not be impeached by any person, and the remedy of any person aggrieved by the Transfer shall be in damages only and against the Company exclusively.

19.	REDEEMABLE SHARES.

Subject to the provisions of these Articles (including Article 36) and applicable law, the Company may issue redeemable Shares and redeem the same.

Transfer Of Shares

20.	PERMITTED TRANSFERS; FOUNDERS’ NO-SALE.

20.1.	Notwithstanding the provisions of any other Article, any Shareholder may Transfer, without any restrictions other only than the provision to the Board of a prior written notice, all or any of his Shares in the Company at any time to a Permitted Transferee of such Shareholder.

20.2.	For the purpose of these Articles, a “Permitted Transferee” of a Shareholder shall mean:

20.2.1.	a transferee of such Shareholder’s Shares by operation of law;

20.2.2.	any transferee in the framework of a transfer of a significant portion of such Shareholder’s portfolio of investments;

20.2.3.	any company or entity in which (i) such Shareholder holds more than 50% of the combined voting power, or (ii) Controls, is Controlled by or is under Common control with, such Shareholder;

20.2.4.	any of its limited partners and affiliated limited partnerships managed by the same management company or managing general partner or any entity which Controls, is Controlled by, or is under common Control with, such management company or managing general partner;

20.2.5.	any general partner, managing member, officer or director of such Shareholder, or any venture capital fund, now or hereafter existing, that is Controlled by one or more general partners or managing members of, or shares the same management company with, such Shareholder;

20.2.6.	any funds, special purpose vehicles, accounts or other entities who, directly or indirectly, now or hereafter, are managed by, manage, or under common management with such Shareholder;

20.2.7.	the spouse, children and grandchildren (including step and adopted children and their issue) of such Shareholder;

20.2.8.	any trust established by such Shareholder and maintained for the benefit of him or her or his or her spouse, children or grandchildren (including step and adopted children and their issue) which does not permit power of control over the voting powers conferred by any Shares to be subject to the consent of any person other than the trustees of such Shareholder.

20.3.	The Founders undertake that they will not Transfer any of their Ordinary Shares; provided, however, that each Founder shall be entitled to sell up to 10% of his or her Ordinary Shares per each 12 month period up to the second anniversary of the Closing of the Conversion and Series A Preferred Subscription Agreement (as defined therein) and 20% of his or her Ordinary Shares per each 12 month period following the second anniversary of such Closing. Notwithstanding the aforementioned, nothing in this Article 20.3 shall be deemed as preventing the Founders from: (i) making Transfers to Permitted Transferees of the Founders, provided that such Permitted Transferees undertake to be bound by the applicable provisions of this Article; or (ii) selling their Ordinary Shares in the framework of an IPO or in a Liquidation Event, both approved in accordance with the terms of these Articles. The obligations of the Founders in accordance with this Article 20.3 shall terminate upon the consummation of an IPO or following or in conjunction with the consummation of a bona fide transaction pursuant to which the Company valuation equals or exceeds US$ 50,000,000.

21.	PREEMPTIVE RIGHTS.

At any time prior to the consummation of an IPO, if the Company proposes to issue or sell any New Securities, it shall, before such issuance, offer to each Eligible Holder the right to purchase its pro-rata share (calculated on an outstanding as-converted basis) of the New Securities (the “Preemptive Rights”) subject to the following provisions:

21.1.	The Company shall give each Eligible Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same (the “Preemptive Rights Notice”). Each of the Eligible Holders will be entitled (but not obligated) to purchase, by giving notice to the Company within 14 days after receipt of the Preemptive Rights Notice, all or part of the portion of the New Securities to which the Eligible Holder was entitled, and all or any part of the portion to which the other Eligible Holders who have not exercised their rights hereunder are entitled, at the same price and on the same terms as such New Securities are proposed to be offered by the Company. If the Eligible Holders who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Eligible Holders in accordance with their respective pro-rata share amongst the Eligible Holders exercising their overallotment right hereunder.

21.2.	In the event the Eligible Holders fail to exercise fully the Preemptive Rights within the 14 day period set forth in Article 21.1, the Company shall be allowed, during the 90 days thereafter, to sell to any third party the remainder of the New Securities with respect to which the Eligible Holders’ Preemptive Rights were not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s Preemptive Rights Notice to the Eligible Holders. In the event the Company has not sold the New Securities within such 90 day period, the Company shall not issue or sell any New Securities without first complying with the provisions of this Article 21.

21.3.	An Eligible Holder’s pro-rata share, for purpose of this Article 21, is the ratio of the number of (i) outstanding Shares (treating the Preferred Shares on an as-converted basis) owned by such Eligible Holder immediately prior to the issuance of the New Securities to (ii) the total number of Shares (treating the Preferred Shares on an as-converted basis) outstanding immediately prior to the issuance of the New Securities.

21.4.	Each Eligible Holder shall be entitled to waive (in writing) its Preemptive Rights. In addition, the Preemptive Rights of all Eligible Holders may be waived, in accordance with the provisions of Articles 37.1.4 below, with such waiver applying to all Eligible Holders, including the holders of the Preferred Series A Shares who are Eligible Holders.

21.5.	The provisions of Section 290(a) of the Companies Law shall not apply to the Company.

22.	RIGHT OF FIRST REFUSAL.

22.1.	If at any time prior to the consummation of an IPO, any Shareholder (the “Offeror”) proposes to Transfer any Equity Securities to one or more third parties, other than to a Permitted Transferee per Article 20.1, pursuant to an understanding with such third parties, then the Offeror shall give the Company and each Eligible Holder written notice of such Offeror’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Offeror has received an offer to purchase the Offered Shares from the prospective Transferee(s) and in good faith believes a binding agreement for the Transfer of the Offered Shares is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer, should such exist, provided that the prospective Transferee has allowed such disclosure.

22.2.	Each Eligible Holder shall have an option for a period of 10 days from the receipt of the Transfer Notice (the “ROFR Election Period”) to elect to purchase its respective pro rata amount of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice (the “Right of First Refusal”).

22.3.	Each Eligible Holder may exercise its option set forth in Article 22.2 and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Offered Shares, by notifying the Offeror and the Company in writing, before expiration of the ROFR Election Period as to the number of such Offered Shares which it wishes to purchase (including any reallotment). Each Eligible Holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Shares (treating the Preferred Shares on an as-converted basis) owned by such Eligible Holder on the date of the Transfer Notice shall be the numerator and the total number of Shares (treating the Preferred Shares on an as-converted basis) held by all Eligible Holders on the date of the Transfer Notice shall be the denominator. Each Eligible Holder shall have a right of reallotment such that, if any other Eligible Holder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating Eligible Holders may exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased. If an Eligible Holder gives the Offeror notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, any reallotment, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than 20 days after the expiration of the ROFR Election Period, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Article 22.4.

22.4.	Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Eligible Holders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Offeror and the Eligible Holders cannot agree on such cash value within 10 days after the Company’s receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Offeror and the Eligible Holders or, if they cannot agree on an appraiser within 20 days after the receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by (a) the Offeror, on the one hand, and (b) the Eligible Holders, on the other hand. The appraisers shall provide their determination no later than within 30 days from submission of the matter to their resolution. If the time for the closing of the Eligible Holders’ purchase would have expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been finalized pursuant to this Article 22.4.

22.5.	Each Eligible Holder shall be entitled to waive (in writing) its right of first refusal pursuant to this Article 22 and/or its right of co-sale pursuant to Article 23 below. In addition, the rights of first refusal and/or co-sale of the Eligible Holders may by waived, subject to the provisions of Article 37.1.4 below.

23.	RIGHT OF CO-SALE.

23.1.	To the extent the Eligible Holders do not exercise their rights of first refusal as to all of the Offered Shares that a Shareholder seeks to Transfer pursuant to Article 22, then each Eligible Holder which notifies the Offeror in writing within seven days after the expiration of the ROFR Election Period (each, a “Selling Holder”), shall have the right to participate in such Transfer of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Offeror shall indicate the number of shares of Equity Securities the Selling Holder wishes to Transfer under his, her or its right to participate. To the extent one or more of the Selling Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Offeror may Transfer shall be correspondingly reduced.

23.2.	Each Selling Holder may Transfer all or any part of that number of shares of Equity Securities equal to the product of (a) the aggregate number of shares of Equity Securities covered by the Transfer Notice which have not been subscribed for pursuant to Article 22 multiplied by (b) a fraction, the numerator of which is the number of Shares (treating the Preferred Shares on an as-converted basis) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Shares (treating the Preferred Shares on an as-converted basis) owned by the Offeror and all of the Selling Holders on the date of the Transfer Notice (the “Co-Sale Right”) .

23.3.	Each Selling Holder shall effect its participation in the sale by promptly delivering to the Offeror for transfer to the prospective purchaser one or more share certificates, properly endorsed for transfer, which represent:

23.3.1.	the type and number of shares of Equity Securities which such Selling Holder elects to sell; or

23.3.2.	that number of shares of Equity Securities which are at such time convertible into the number of shares of Ordinary Shares which such Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Equity Securities that are not Ordinary Shares in lieu of Ordinary Shares, such Selling Holder shall convert such Equity Securities into Ordinary Shares and deliver Ordinary Shares as provided in this Article 23. The Company agrees to make any such conversion concurrent with and conditioned upon the actual Transfer of such Ordinary Shares to the purchaser.

23.4.	The share certificate or certificates that the Selling Holder delivers to the Offeror pursuant to Article 23.3 shall be transferred to the prospective purchaser in consummation of the Transfer of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Offeror shall concurrently therewith remit to such Selling Holder that portion of the proceeds from such Transfer to which such Selling Holder is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Offeror shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Offeror shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

24.	DRAG ALONG.

24.1.	Until the closing of an IPO and notwithstanding anything to the contrary in these Articles, if any one or more Shareholders (the “Selling Shareholders”) who together hold more than 65% of the then issued Shares of the Company on an as converted basis (the “Approval Threshold”) approve a Liquidation Event (in this Article, the “Applicable Liquidation Event”), then the Selling Shareholders shall have the option to require all other Shareholders and any person who may become a holder of Shares in the Company upon exercise of any options, warrants or other rights to subscribe for Shares in the Company which exist at the date of such approval (together, the “Called Shareholders”) to Transfer all their Transferred Shares (as defined below) in the Company pursuant to the provisions of this Article 24.

24.2.	In the event that the Approval Threshold is met, any Transfer of Transferred Shares in the Company by any Called Shareholder shall be absolutely prohibited. In addition, each Called Shareholder shall:

24.2.1.	at every meeting of the Shareholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect to any of the following, notwithstanding any no sale right, first refusal rights or other rights to which such Shareholder may be entitled or by which it may bound, vote all Shares of the Company that such Called Shareholders then hold or for which such Called Shareholders otherwise then have voting power (collectively, for the purposes of this Article 24, the “Transferred Shares”): (A) in favor of approval of the Applicable Liquidation Event and any matter that could reasonably be expected to facilitate the Applicable Liquidation Event, and (B) against any proposal for any sales of Shares or sale of assets (other than the Applicable Liquidation Event) between the Company and any person or entity other than the party or parties to the Applicable Liquidation Event or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Applicable Liquidation Event or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled;

24.2.2.	if the Applicable Liquidation Event is structured as a sale of Shares, each Called Shareholder shall, notwithstanding any no sale right, first refusal rights or other rights to which such Called Shareholders may be entitled or by which it may bound, agree to sell all of the Transferred Shares and rights to acquire Shares of the Company held by such Called Shareholders on the terms and conditions approved by the Selling Shareholders; and

24.2.3.	each Called Shareholder shall take all necessary actions in connection with the consummation of the Applicable Liquidation Event as reasonably requested by the Company or the Selling Shareholders and shall, if requested by the Selling Shareholders, promptly execute and deliver any agreements prepared in connection with such Applicable Liquidation Event.

24.3.	In the event that a Called Shareholder is required and fails to surrender its share certificate in connection with the consummation of the Applicable Liquidation Event, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person making the offer for the Applicable Liquidation Event, and the Board of Directors shall be authorized to empower any two of its members to establish an escrow account, for the benefit of the Called Shareholder, into which the consideration for such Shares represented by the cancelled share certificate shall be deposited and to appoint a trustee to administer such account. Each Shareholder recognizes and accepts that the powers granted to the Company and/or the Board of Directors as set forth above are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon the use thereof shall be irrevocable with respect to such matter or action with respect to which the Board of Directors has exercised such powers.

24.4.	The consideration to be received by a Called Shareholder shall be the same form and amount of consideration per Share to be received by each Selling Shareholder (or, if the Selling Shareholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of the Transfer shall, except as otherwise provided in Article 24.9, be the same as those upon which each Selling Shareholder Transfers his Shares in the Company.

24.5.	Each Shareholder shall take all actions as may be reasonably necessary to consummate the transaction(s) contemplated by the Offer, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by each Selling Shareholder.

24.6.	If the the Applicable Liquidation Event is structured as a merger, consolidation or similar business combination, each Called Shareholder shall vote in favor of the transaction(s) and take all actions to waive any dissenters, appraisal or other similar rights.

24.7.	The proceeds resulting from the Applicable Liquidation Event shall be distributed among the Shareholders in accordance with the provisions of Article 71.

24.8.	The requirements of this Article 24 with respect to acceptance by the Shareholders of an offer to Transfer all of their Shares to a third party hereby apply also for the purposes of Section 341 of the Companies Law so as to constitute the sufficient shareholding requirement thereunder, such that no further consent of any other Shareholders shall be required for the purposes of Section 341. A Called Shareholder will not be entitled to request the Company or any Selling Shareholder to rely on Section 341 and to oppose the execution of the transaction documents pertaining to the Applicable Liquidation Event. Notwithstanding the provisions of Section 341 of the Companies Law, the threshold set forth in Section 341 shall mean the Approval Threshold.

24.9.	Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, the approval of any transaction consummated pursuant to this Article 24 or Section 341 of the Companies Law shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

24.10.	Notwithstanding the foregoing, a Called Shareholder will not be required to comply with this Article 24 in connection with any proposed Transfer of all of the issued Shares in the Company, unless:

24.10.1.	any representations and warranties to be made by the Called Shareholder in connection with the proposed Transfer are limited to representations and warranties related to authority and ownership of and the ability to convey title to the Shares held by the Called Shareholder, including representations and warranties that (i) the Called Shareholder holds all right, title and interest in and to the Shares the Called Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Called Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Called Shareholder have been duly executed by the Called Shareholder and delivered to the purchaser and are enforceable against the Called Shareholder in accordance with their respective terms, and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Called Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

24.10.2.	the Called Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the proposed Transfer, other than the Company; and

24.10.3.	the liability for indemnification, if any, of such Called Shareholder in the proposed Transfer and for the inaccuracy of any representations and warranties made by the Called Shareholder in connection with such proposed Transfer, is several and not joint with any other person (other than pursuant to an indemnification escrow with respect to representations, warranties and covenants of the Company), and is pro rata, in proportion to and does not exceed the amount of consideration paid to such Called Shareholder in connection with such proposed Transfer, other than in the event of fraud, willful concealment or intentional misconduct on the part of such Called Shareholder.

25.	EFFECTIVENESS AND REGISTRATION.

25.1.	No Transfer of Shares in the Company, and no assignment of an option to acquire such Shares from the Company, shall be effective unless effected in accordance with the provisions of (i) Articles 20.3, 22 and 23, and (ii) this Article 25, except as permitted under Article 20.1.

25.2.	No Transfer described in Articles 22, 23 or 24 shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Register of Shareholders in respect of the Shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a Transfer.

25.3.	The Board of Directors may suspend the registration of Transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

Transmission of Shares

26.	DECEDENT’S SHARES.

26.1.	In case of a Share registered in the names of two or more holders, the Company shall recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 26.2 have been effectively invoked.

26.2.	Any person becoming entitled to a Share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession shall be registered as a Shareholder in respect of such Share, or may, subject to the regulations as to Transfer herein contained, Transfer such Share.

27.	RECEIVERS AND LIQUIDATORS.

27.1.	The Company may recognize the receiver or liquidator of any corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the Shares registered in the name of such Shareholder.

27.2.	The receiver or liquidator of a corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such Shares, or may, subject to the regulations as to Transfer herein contained, Transfer such Shares.

General Meetings

28.	ANNUAL GENERAL MEETING.

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

29.	EXTRAORDINARY GENERAL MEETINGS.

All General Meetings other than the Annual General Meetings shall be called “Extraordinary General Meetings”. The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

30.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE; RECORD DATE.

30.1.	Not less than seven (7) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

30.2.	The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting.

30.3.	Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of Shareholders meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

Proceedings at General Meetings

31.	QUORUM.

31.1.	Shareholder(s) (not in default in payment of any sum referred to in Article 39.1 hereof), present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholder participating in such General Meeting, or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

31.2.	Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

31.3.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

32.	CHAIRMAN.

The Shareholders present shall choose someone to be Chairman of the General Meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or such proxy).

33.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.

33.1.	Unless otherwise specified in these Articles, a Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.

33.2.	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

33.3.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

34.	RESOLUTIONS IN WRITING.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent directly or by proxy (by letter, email, facsimile, or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

35.	POWER TO ADJOURN.

35.1.	The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

35.2.	It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

36.	CLASS MEETINGS.

The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to any separate general meeting of the holders of the Shares of a particular class; provided, however, that the requisite quorum at such separate general meeting shall be Shareholder(s) present in person or proxy holding Shares conferring in the aggregate at least a majority of the voting power of the Shares of such class, on an as converted basis.

37.	RESTRICTIVE PROVISIONS

37.1.	Notwithstanding anything else herein to the contrary and in addition to any class votes required by applicable law, as long as the Preferred Series A Shares constitute at least 15% of the issued share capital of the Company (on an as-converted basis), the Company shall not take any action or adopt any resolution (including by way of amendment, merger, consolidation or otherwise) with regard to the issues set forth below, and no such resolution shall have any effect, without first obtaining the written approval of the holders of a majority of the Preferred Series A Shares, voting together as a single class at a General Meeting (without, for the avoidance of doubt, the need to convene a separate meeting, or hold a separate vote, of the holders of Preferred Series A Shares):

37.1.1.	adversely change the rights of the Preferred Series A Shares, including by creating or authorizing the creation of any security senior to or on parity with the Preferred Series A Shares (including any security or right convertible into, or exercisable for, Preferred Series A Shares), or reclassifying, altering or amending any existing security that is junior to or on parity with the Preferred Series A Shares, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Preferred Series A Shares;

37.1.2.	redemption, retirement or repurchase of share capital of the Company (other than pursuant to the Company’s right of repurchase at cost);

37.1.3.	declaration or payment of dividends to the Shareholders;

37.1.4.	waiver of the Eligible Shareholders’ Preemptive Rights, Right of First Refusal or Co-Sale Rights pursuant to these Articles;

37.1.5.	materially change the nature of the Company’s business;

37.1.6.	any amendment of Article 45.1.4 below (provided that the required written consent of the holders of a majority of the Preferred Series A Shares, to the extent granted, must include Exigent);

37.1.7.	any liquidation, dissolution or winding up of the Company (including any Liquidation Event), which yields to the holder of Preferred Series A Shares an amount per Preferred Series A Share less than the Preference Series A Amount;

37.1.8.	creation of any mortgage, pledge or other security interest in any material asset of the Company, other than pursuant to the 2017 SPA;

37.1.9.	any increase of the Company’s reserve for employee equity based plans; and

37.1.10.	any amendment of this Article 37.

37.2.	Article 37.1 shall also apply with respect to any such action or resolution proposed to be taken or adopted by any subsidiary of the Company.

38.	VOTING POWER.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each Share held by him of record (treating the Preferred Shares on an as-converted basis), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

39.	VOTING RIGHTS.

39.1.	No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his Shares in the Company have been paid.

39.2.	A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual Shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

39.3.	Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 39.2.

39.4.	If two or more persons are registered as joint holders of any Share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

Proxies

40.	INSTRUMENT OF APPOINTMENT.

40.1.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal, stamp or printed name, by its duly authorized agent(s) or attorney(s):

“I,		of
(Name of Shareholder)			(Address of Shareholder)

being a shareholder of			(the “Company”), hereby

appoint(s)		of
	(Name of Proxy)		(Address of Proxy)

As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.

Signed this ___ day of ________, 20___.

(Signature of Appointer)”

40.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

41.	EFFECT OF DEATH OF APPOINTER OR REVOCATION OF APPOINTMENT.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the Transfer of the Share in respect of which the vote is cast, provided no written intimation of such death, revocation or Transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

Board Of Directors

42.	POWERS OF BOARD OF DIRECTORS.

42.1.	In General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 42.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

42.2.	Borrowing Power. Subject to the provisions of these Articles (including Article 36), the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

42.3.	Reserves. Subject to the provisions of these Articles (including Article 36), the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

43.	EXERCISE OF POWERS OF DIRECTORS; WRITTEN RESOLUTION.

43.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

43.2.	Except as otherwise required under the Companies Law or these Articles, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman of the Board of Director shall not, by itself, entitle the holder thereof to a second or a casting vote.

43.3.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the chairman of the Board of Directors) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the chairman of the Board of Directors.

44.	DELEGATION OF POWERS; COMMITTEES.

44.1.	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of two or more members, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee of the Board of Directors shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate powers.

44.2.	The Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

44.3.	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

45.	APPOINTMENT OF DIRECTORS.

45.1.	The Board of Directors shall consist of up to seven Directors. The Directors shall be appointed, removed and replaced, and shall have voting rights, as follows:

45.1.1.	Two Directors shall be appointed, removed and replaced by a majority of the Ordinary Shares held by the Founders;

45.1.2.	Subject to the reasonable consent of the remaining members of the Board appointed pursuant to Article 45.1.1, one Director shall be appointed, removed and replaced by the holders of a majority of the Preferred Seed Shares, which person shall initially be Ethan Benovitz;

45.1.3.	One Director shall be appointed, removed and replaced by a majority of the voting power in the Company, which person shall initially be Gene Saragnese; and

45.1.4.	Up to three Directors shall be appointed, removed and replaced by Exigent (each, an “Exigent Director”), one of whom shall initially be Simcha Mann.

45.2.	Unless otherwise agreed by the Board of Directors, the Company shall ensure that any of its subsidiary’s board of directors shall consist of the same directors as those appointed to the Board of Directors pursuant to Article 45.1 above.

46.	APPOINTMENT AND REMOVAL OF DIRECTORS.

Appointment, removal and replacement of Directors shall be effected only by furnishing written notification to the Company signed by the persons that appointed or designated such Directors and shall become effective on the date fixed in such notice. Any vacancy caused by the death, removal, resignation (or as otherwise set forth in Article 49) of a Director may only be filled by the persons that appointed or designated such former Director.

47.	QUALIFICATION OF DIRECTORS.

No person shall be disqualified as a Director by reason of his not holding Shares in the Company.

48.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 49, may temporarily fill any such vacancy, provided, however, that if their number is less than a majority of the number provided for pursuant to Article 45 hereof, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 45 hereof are in office as a result of said meeting.

49.	VACATION OF OFFICE.

49.1.	The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he becomes bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law from serving as a Director, or if his directorship expires pursuant to these Articles and/or applicable law.

49.2.	The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

50.	REMUNERATION OF DIRECTORS.

A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law.

51.	CONFLICT OF INTERESTS.

Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

52.	ALTERNATE DIRECTORS.

52.1.	Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

52.2.	Any notice given to the Company pursuant to Article 52.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

52.3.	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

52.4.	Any natural person may act as an Alternate Director.

52.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

52.6.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 49 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

Proceedings of the Board of Directors

53.	MEETINGS.

53.1.	The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

53.2.	Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

54.	QUORUM.

54.1.	Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office (including at least one Exigent Director) who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Board of Directors).

54.2.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) members present in person or represented by an Alternate Director shall constitute a quorum.

55.	CHAIRMAN OF THE BOARD OF DIRECTORS.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

56.	VALIDITY OF ACTS DESPITE DEFECTS.

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

General Manager

57.	GENERAL MANAGER.

57.1.	The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

57.2.	Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

Minutes

58.	MINUTES.

58.1.	Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat.

58.2.	Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Dividends

59.	DECLARATION OF DIVIDENDS.

Subject to the provisions of these Articles (including Article 36) and the Companies Law, the Board of Directors may from time to time declare and cause the Company to pay a dividend. Subject to obtaining any requisite approvals, the Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto.

60.	FUNDS AVAILABLE FOR PAYMENT OF DIVIDENDS.

No dividend shall be paid other than out of the profits of the Company.

61.	AMOUNT PAYABLE BY WAY OF DIVIDENDS.

Subject to the rights of the holders of Shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the respective holdings of the Shares in respect of which such dividend is being paid.

62.	INTEREST.

No dividend shall carry interest as against the Company.

63.	PAYMENT IN SPECIE.

Upon the declaration of a dividend in accordance with Article 59, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up Shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

64.	CAPITALIZATION OF PROFITS, RESERVES, ETC.

Subject to the provisions of these Articles (including Article 36) and the Companies Law, upon approval by the Board of Directors, the Company:

64.1.	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of Shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued Shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued Share or debentures or debenture stock; and

64.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

65.	IMPLEMENTATION OF POWERS UNDER ARTICLES 63 AND 64.

For the purpose of giving full effect to any resolution under Articles 63 and 64, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one Share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, Shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

66.	DEDUCTIONS FROM DIVIDENDS.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a Share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of Shares of the Company and/or on account of any other matter of transaction whatsoever.

67.	RETENTION OF DIVIDENDS.

67.1.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a Share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

67.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a Share in respect of which any person is, under Articles 26 or 27, entitled to become a Shareholder, or which any person is, under said Articles, entitled to Transfer, until such person shall become a Shareholder in respect of such Share or shall Transfer the same.

68.	UNCLAIMED DIVIDENDS.

All unclaimed dividends or other moneys payable in respect of a Share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

69.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a Share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such Share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

70.	RECEIPT FROM A JOINT HOLDER.

If two or more persons are registered as joint holders of any Share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such Share.

71.	LIQUIDATION PREFERENCES.

In the event of Liquidation Event, any assets available for distribution to the Shareholders shall be distributed pursuant to the following:

71.1.	First, following payment on the 2017 SPA Notes on their terms, to the extent the 2017 SPA Notes are outstanding at the time of the Liquidation Event, the holders of the Preferred Series A Shares shall be entitled to receive, on a pro rata basis among themselves, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other classes of Shares by reason of their ownership thereof, in respect of each Preferred Series A Share, an amount per Preferred Series A Share equal to two (2) times the applicable Original Issue Price (as adjusted for any recapitalization event with respect to such Shares) plus any declared but unpaid dividends thereon less any dividends actually paid (the “Preference Series A Amount”). If the assets and funds thus distributed among the holders of the Preferred Series A Shares shall be insufficient to permit the payment to such holders of the full Preference Series A Amount, then the entire surplus assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Series A Shares in proportion to the Preference Series A Amount that each such holder is otherwise entitled to receive.

71.2.	Second, the holders of the Preferred Seed Shares shall be entitled to receive, on a pro rata basis among themselves, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other classes of Shares by reason of their ownership thereof, in respect of each Preferred Seed Share, an amount per Preferred Seed Share equal to two (2) times the applicable Original Issue Price (as adjusted for any recapitalization event with respect to such Shares) plus any declared but unpaid dividends thereon less any dividends actually paid (the “Preference Seed Amount”). If the assets and funds thus distributed among the holders of the Preferred Seed Shares shall be insufficient to permit the payment to such holders of the full Preference Seed Amount, then the entire surplus assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Seed Shares in proportion to the Preference Seed Amount that each such holder is otherwise entitled to receive.

71.3.	Third, after payment to the holders of the Preferred Series A Shares of the Preference Series A Amount and to the holders of the Preferred Seed Shares of the Preference Seed Amount, the entire surplus assets and funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of all Preferred Shares and Ordinary Shares (treating the Preferred Shares on an as-converted basis), in each case in proportion to the nominal value of the Shares then held by them.

71.4.	Notwithstanding anything to the contrary contained in this Article 71, the total amount distributed to the holders of the Preferred Shares in accordance with this Article 71 when combined with the aggregate amounts previously paid with respect to such Shares pursuant to Article 59 above, shall not exceed a total amount per Share equal to three (3) times the applicable Original Issue Price of such Shares, plus any declared but unpaid dividends (as applicable, the “Cap Amount”), unless the amount such holder would receive if all shares of the applicable class of Preferred Shares were converted into Ordinary Shares immediately prior to such distribution of assets available for distribution (without any liquidation preference) exceeds the applicable Cap Amount, in which case the shares of such applicable class of Preferred Shares shall be automatically converted into Ordinary Shares subject to and conditioned upon the closing of the Liquidation Event, provided that in no event shall a distribution pursuant to this Article 71 result in a holder of Preferred Shares which have been so converted into Ordinary Shares receiving less than the applicable Cap Amount.

71.5.	In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities so received shall be valued as follows:

71.5.1.	If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading days immediately prior to the closing;

71.5.2.	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) trading days immediately prior to the closing; and

71.5.3.	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the then outstanding shares of Preferred Shares.

71.6.	The Company shall give each holder of record of Preferred Shares written notice of any impending Liquidation Event not later than seven business days prior to such Liquidation Event. Such notice shall describe the material terms and conditions of the impending transaction and the provisions of this Article 71, and the Company shall thereafter give such holders of Preferred Shares prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than 10 business days after the Company has given the notice provided for herein or sooner than 10 days after the Company has given notice of any material changes provided for herein. Notwithstanding anything else in this Article 71.6 to the contrary, any holder of Preferred Shares shall be entitled to waive any notice requirement hereunder in writing, and the holders of a majority of either class of the Preferred Shares shall be entitled to waive any notice requirement hereunder in writing on behalf of all of the holders of such class of Preferred Shares.

71.7.	Without derogating from the other provisions of this Article 71, in the event the Company shall declare a distribution payable in securities of other corporations, evidences of indebtedness issued by the Company or other corporations, assets (excluding cash dividends) or options or rights not referred to otherwise in this Article 71, then, in each such case for the purpose of this Article, the distribution shall be carried in accordance with the liquidation preferences set forth in this Article 71.

Conversion

72.	CONVERSION.

The holders of Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

72.1.	Subject to adjustment as specified below, each holders of Preferred Shares have the right, at any time in its sole discretion, to convert each such Preferred Share into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for such Share by the applicable conversion price at the time in effect for such Share (the “Conversion Price”). The initial Conversion Price per Preferred Share shall be its applicable Original Issue Price, i.e., each Preferred Share may be converted into one Ordinary Share prior to the occurrence of any adjustment, provided, however, that the Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in Article 72.3 below.

72.2.	A class of Preferred Shares shall be automatically converted into Ordinary Shares in accordance with these Articles if the holders of at least a majority of the issued and outstanding Preferred Shares of such class, calculated together, so agree in writing. In addition, immediately prior to the consummation of a Qualified IPO, each Preferred Share shall be automatically converted into Ordinary Share(s) in accordance with these Articles (any conversion pursuant to this Article 72.2, an “Automatic Conversion”).

72.3.	The Conversion Price shall be subject to adjustment in the following cases:

72.3.1.	In the event that the Company issues any New Securities at a price per share lower than the applicable Conversion Price in effect immediately prior to such issuance (the “Reduced Price”), then such Conversion Price shall be reduced, for no additional consideration, in accordance with the following broad based weighted average formula:

CP = [(A x P’) + (C x P’’)] / (A + C)

where: CP is the reduced Conversion Price; A is the number of Ordinary Shares, on an as-converted, fully diluted basis (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Options (as defined below) outstanding immediately prior to such issue or upon conversion or exchange of convertible securities (including the Preferred Shares), outstanding immediately prior to the relevant issuance of New Securities, but excluding Ordinary Shares reserved for Options that were not allocated prior to the relevant issuance of New Securities; P’ is the Conversion Price in effect immediately prior to such issuance; C is the number of New Securities; and P’’ is the Reduced Price.

In the case of the issuance of New Securities for cash, the consideration shall be deemed to be the amount of cash received therefor after deducting from such cash amount any discounts, finder’s fees or underwriting commissions paid or incurred by the Company in connection with the issuance and sale thereof.

In the case of the issuance of New Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, as shall be determined in accordance with Article 71.5 above, mutatis mutandis.

In the case of the issuance of warrants or options to purchase, or rights to subscribe for, New Securities, or securities which by their terms are convertible into or exchangeable for New Securities or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, “Options”), the New Securities deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of issuance of such Options at a consideration equal to the consideration (determined in the manner provided in two immediately preceding paragraphs), if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti-dilution adjustments) for the New Securities covered thereby.

72.3.2.	In the event the Company shall at any time change, by subdivision or combination in any manner or by the making of a dividend payable in Shares (i.e., bonus shares) or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Shares, the number of Ordinary Shares then outstanding into a different number of Shares, then thereafter the number of Ordinary Shares issuable upon the conversion of the Preferred Shares shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Ordinary Shares by reason of such change.

72.3.3.	In the event of any capital reorganization, or of any reclassification of the share capital of the Company or in case of the consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Ordinary Shares), each Preferred Share shall after such capital reorganization, reclassification of share capital, consolidation, merger or sale, entitle the holder to obtain the kind and number of Ordinary Shares, or of the shares of the corporation resulting from such consolidation or surviving such merger, as the case may be, to which such holder would have been entitled if he had held the Ordinary Shares issuable upon conversion of such shares of Preferred Shares immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger or sale.

72.4.	The Company will not, by amendment of the Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 72 and in taking of all such actions as may be necessary or appropriate in order to protect the voting rights and the conversion rights of the holders of the Preferred Shares against impairment.

72.5.	Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 72, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the applicable class of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the applicable Conversion Price, as the case may be, at the time in effect, and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Preferred Share held by such holder.

73.	RESERVATION OF SHARES.

All Ordinary Shares as shall be issuable upon the conversion of all outstanding shares of Preferred Shares shall be duly and validly issued and fully paid and nonassessable. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the Conversion Rights of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all such Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the Conversion Rights of all such Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite Shareholder approval of any necessary amendment to the Articles.

74.	NOTICES AND EFFECTS OF CONVERSION

Upon conversion pursuant to Article 74.1 below, other than an Automatic Conversion, the following provisions shall have effect:

74.1.	the conversion shall be effected by notice in writing given to the Company signed by the holder of the Preferred Shares wishing to convert as the case may be and the conversion shall take effect immediately upon the date of delivery of such notice to the Company unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled;

74.2.	forthwith after conversion takes effect, the holders of the Ordinary Shares resulting from the conversion shall send to the Company, at its principal executive offices, the certificates in respect of their respective holdings of Preferred Shares and the Company shall, as soon as practicable (but no more than three business days) after the conversion and tender of the certificate for the Preferred Shares converted, issue and deliver to such holder or to the nominee or nominees of such holder certificates for the Ordinary Shares resulting from the conversion;

74.3.	the Ordinary Shares resulting from the conversion shall rank from date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company in a manner as the Board of Directors, at its sole discretion, may see fit.

If, pursuant to conversion, the Company shall be required to issue fractions of Ordinary Shares, fractional Shares shall not be issued, and the number of such Shares shall be rounded up or down to the nearest whole number.

Accounts

75.	BOOKS OF ACCOUNT.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. Subject to and without derogating from the terms of the 2015 SPA, the Conversion and Series A Preferred Subscription Agreement and the 2017 SPA, no Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to Shareholders.

76.	AUDIT.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

77.	AUDITORS.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

Branch Registers

78.	BRANCH REGISTERS.

Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Rights of Signature and Stamp

79.	RIGHTS OF SIGNATURE AND STAMP.

79.1.	The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

79.2.	The Company shall have at least one official stamp.

Notices

80.	NOTICES.

80.1.	Any notice or other document may be served by the Company on any Shareholder, by any of the methods set forth below, to such Shareholder at his address or other contact details as described in the Register of Shareholders or such other address or other contact details as he may have designated in writing for the receipt of notices and other documents.

80.2.	Any notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

80.3.	Any such notice or other document, shall be deemed to have been served on two (2) business days after it has been posted (seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted; or when actually tendered in person to such Shareholder (or to the Secretary or the General Manager); or upon transmission if it has been sent by facsimile, email or other electronic means with electronic confirmation of delivery (or, if transmitted on a non-business day, upon the first business day after such transmission) or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article.

80.4.	All notices to be given to the Shareholders shall, with respect to any Share to which persons are jointly entitled, be given to any one of the joint holders, and any notice so given shall be sufficient notice to the holders of such Share.

80.5.	Any Shareholder whose address or other contact details were not provided to the Company to be specified in the Register of Shareholders, or who shall not have designated an address or other contact details for the receipt of notices, shall not be entitled to receive any notice from the Company.

Insurance and Indemnity

81.	INSURANCE.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law, and subject further to Article 84, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:

81.1.	a breach of his duty of care to the Company or to another person;

81.2.	a breach of his fiduciary duty to the Company, provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

81.3.	a financial obligation imposed on him in favor of another person; and

81.4.	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Officer, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), if applicable, and Section 50P of the RTP Law).

82.	INDEMNITY.

82.1.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the RTP Law), and subject further to Article 84, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

82.1.1.	a financial liability imposed on such Officer in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “person” in this Article 82 shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

82.1.2.	reasonable Litigation Expenses (as defined below) expended incurred by an Officer as a result of an investigation or any proceeding instituted against the Officer by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this Article, “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term “financial sanction” shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” in this Article 82 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an Officer in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided;

82.1.3.	reasonable Litigation Expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea; and

82.1.4.	any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Officer, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P(b)(2) of the RTP Law).

82.2.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the RTP Law), and subject further to Article 84, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

82.2.1.	As set forth in Article 82.1.1, provided that:

82.2.1.1.	the undertaking to indemnify is limited to such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances;

82.2.1.2.	the undertaking to indemnify shall set forth such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

82.2.2.	As set forth in Articles 82.1.2 to 82.1.3, and, to the extent permitted by law, 82.1.4.

83.	RELEASE.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law, and subject further to Article 84, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

84.	GENERAL.

84.1.	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

84.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer; and/or

84.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

84.2.	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

85.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 81 to 84 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

86.	LANGUAGE.

In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

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